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Exhibit 14.1

NASH FINCH COMPANY
CODE OF ETHICS FOR SENIOR FINANCIAL MANAGEMENT
April 15, 2003

        Purpose.    Nash Finch Company has adopted this Code of Ethics for Senior Financial Management to deter wrongdoing and to promote:

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  honest and ethical conduct;

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  full, fair, accurate, timely and understandable disclosure by the Company;

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  compliance with applicable laws, rules and regulations;

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  prompt reporting of violations of this Code; and

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  accountability for adherence to this Code.

        Applicability.    This Code applies to the Company's Chief Executive Officer, Chief Financial Officer and Controller (the "Senior Financial Management"). The obligations of this Code supplement, but do not replace, the Company's Code of Ethics and Business Conduct applicable to all employees, including the Senior Financial Management.

        Requirements.    All members of the Senior Financial Management shall:

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  Act honestly and ethically in the performance of their duties for the Company.

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  Avoid actual or apparent conflicts of interest involving personal and professional relationships.

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  Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC, and in other public communications by the Company.

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  Comply with laws and the rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company's business and financial reporting.

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  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing the individual's independent judgment to be subordinated.

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  Respect the confidentiality of Company information, except when authorized or legally obligated to disclose such information, and avoid the use of Company information for personal advantage.

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  Share knowledge and maintain skills relevant to carrying out the individual's duties within the Company.

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  Proactively promote ethical behavior among peers and employees under the individual's supervision at the Company.

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  Achieve responsible use of and control over all assets and resources of the Company entrusted to the individual.

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  Promptly report to the General Counsel and the Chair of the Audit Committee any information concerning violations of this Code, significant deficiencies in the design or operation of the Company's internal financial controls, or any fraud involving management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

        Reporting Violations.    Any person who has information concerning any violation of this Code by any member of the Senior Financial Management shall promptly bring such information to the attention of the Company's General Counsel. Alternatively, any person may report any violation of this Code by calling the Company's Compliance Hotline at 1-800-710-4848, which provides a means for making anonymous, confidential reports. Reports received by the Compliance Hotline will be forwarded to the General Counsel. The General Counsel will inform the Chair of the Company's Audit Committee of all reports alleging violations of this Code, who will determine, in consultation with the General Counsel, outside counsel and/or other members of the Audit Committee, the appropriate means by which any such report will be investigated.

        Sanctions.    Violations of this Code may subject the officer to appropriate sanctions, including censure, suspension or termination. These sanctions shall be reasonably designed to deter wrongdoing and promote accountability for adherence to this Code.

        Waivers and Amendments.    Waivers of or amendments to the provisions of this Code may be granted or approved only by the Board of Directors of the Company. Any such waivers or amendments shall be promptly disclosed as required by law or Nasdaq rules.

        Acknowledgements.    Each member of the Senior Financial Management shall acknowledge in writing his or her obligation to fully comply with this policy.

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NASH FINCH COMPANY CODE OF ETHICS FOR SENIOR FINANCIAL MANAGEMENT April 15, 2003